Exhibit 10.15

INVESTORS’ RIGHTS AGREEMENT

among

Aurora Mobile Limited,

Mercer Investments (Singapore) Pte. Ltd.,

MANDRA IBASE LIMITED,

Luo Wei Dong (罗伟东)

and

KK Mobile Limited

Dated April 17, 2018

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

SCHEDULE 1	PARTICULARS OF COMPANY

SCHEDULE 2	REGISTRATION RIGHTS

EXHIBITS

EXHIBIT A	FORM OF DEED OF ADHERENCE

INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made on the 17th day of April, 2018

AMONG:

(1)	AURORA MOBILE LIMITED, an exempted company limited by shares incorporated and existing under the laws of the Cayman Islands with company number 286958 with its registered office at Harneys Fiduciary (Cayman) Limited, P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1003, Cayman Islands (the “Company”);

(2)	MERCER INVESTMENTS (SINGAPORE) PTE. LTD., a company incorporated and existing under the laws of Singapore with its registered office at 1 Raffles Link, #07-01, One Raffles Link, Singapore 039393 (“GS”);

(3)	MANDRA IBASE LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands with its registered office at 3rd Floor, J & C Building, P.O. Box 933, Road Town, Tortola, BVI, VG1110 (“Mandra”);

(4)	LUO WEI DONG (罗伟东), a PRC national who resides at No. 10, Fu Qian Heng Jie, Ye Tang She Qu Ju Wei Hui, Ye Tang Town, Xing Ning, Guangdong, China and holds PRC resident identification number ################## (“Luo Weidong” or “Pledgor 1”); and

(5)	KK MOBILE LIMITED, a company duly incorporated and validly existing under the laws of the British Virgin Islands with company number 1712948, whose registered office is at Unit 8,3/F.,Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola, British Virgin Islands VG1110 (“KK Mobile BVI”).

RECITALS:

(A)	GS and Mandra have entered into the Subscription Agreement with the Company, pursuant to which each of GS and Mandra has agreed to subscribe for the Notes subject to the terms and conditions set forth in the Subscription Agreement.

(B)	The Parties have agreed to confer additional rights on the Investors in accordance with the terms set forth in this Agreement.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with the Subject Person and (b) in the case of a natural person, any other Person that is a Relative of the Subject Person or that is directly or indirectly is Controlled by the Subject Person or by a Relative of the Subject Person. In the case of GS, the term “Affiliate” also includes any fund or limited partnership whose general partner, manager or advisor is The Goldman Sachs Group, Inc. or any of its Subsidiaries.

“Accounting Principles” means the generally accepted accounting principles of the jurisdiction of incorporation or establishment of any relevant Group Company or IFRS (or any other standard agreed by the Investors and the Company).

“Anti-Corruption Laws” means any applicable anti-bribery or anti-corruption law of any jurisdiction in which a Group Company conducts business, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, the Criminal Law of China, the PRC Anti-Unfair Competition Law, and the Provisional Regulations on Anti-Commercial Bribery.

“Anti-Money Laundering Laws” means all applicable anti-money laundering laws of all jurisdictions in which a Group Company conducts its business, the rules and regulations thereunder, including all anti-money laundering laws of the PRC, the U.S. and the United Kingdom.

“Arbitration Center” means the Hong Kong International Arbitration Centre.

“Auditor” means the auditor of the Company as approved by the Requisite Percentage Holders.

“Board” means the board of Directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in (a) the city in which the specified office of the registrar of the Company is located, (b) the city in which the specified office of the Company is located, (c) Hong Kong, (d) Singapore, (e) Beijing and (f) (in relation to any date for payment or purchase of a currency) the principal financial center of the country of that currency.

“Change of Control” means Pledgor 1, Pledgor 2, Pledgor 3 and Mr Chen collectively ceasing to Control each Group Company.

“Charter Documents” means, collectively, the Memorandum and Articles of Association of the Company, as amended from time to time.

“China” or the “PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Macau Special Administrative Region.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Completion Date” has the meaning given to it in the Subscription Agreement.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Shares” means the common shares with a par value of US$0.0001 per share in the share capital of the Company.

“Conditions” means the terms and conditions in respect of the Notes, the form of which is attached as Exhibit C to the Subscription Agreement.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of share capital, possession of Voting Rights, by contract or otherwise, and in each case “Controller”, “Controlled”, “Controlling” and “Controls” shall be construed accordingly.

“Control Documents” means (a) the exclusive business cooperation agreement dated August 5, 2014 entered into between Opco and the WFOE, (b) the equity interest pledge agreement dated August 5, 2014 entered into between Pledgor 1, Opco and the WFOE, (c) the equity interest pledge agreement dated August 5, 2014 entered into between Pledgor 2, Opco and the WFOE, (d) the equity interest pledge agreement dated August 5, 2014 entered into between Pledgor 3, Opco and the WFOE, (e) the exclusive option agreement dated August 5, 2014 entered into between Pledgor 1, Opco and the WFOE, (f) the exclusive option agreement dated August 5, 2014 entered into between Pledgor 2, Opco and the WFOE, (g) the exclusive option agreement dated August 5, 2014 entered into between Pledgor 3, Opco and the WFOE, (h) the power of attorney dated August 5, 2014 entered into by Pledgor 1 in favor of the WFOE, and acknowledged by the WFOE and Opco, (i) the power of attorney dated August 5, 2014 entered into by Pledgor 2 in favor of the WFOE, and acknowledged by the WFOE and Opco, (j) the power of attorney dated August 5, 2014 entered into by Pledgor 3 in favor of the WFOE, and acknowledged by the WFOE and Opco and (k) any other document designated as a “Control Document” by the Majority Investors and the Company.

“Conversion Shares” means Common Shares issuable upon conversion of any Notes.

“Deed of Adherence” means a deed of adherence substantially in the form set out in Exhibit A to be entered by any transferee of the Equity Interests.

“Default” has the meaning given to it in the Conditions.

“Director” means a director of the Company (including any duly appointed alternate director).

“Equity Interests” means, in relation to any Person, (a) any shares of any class or capital stock of or equity interests (including any membership interest, partnership interest, registered capital, joint venture or other ownership interest) in such Person or any depositary receipt in respect of any such shares, capital stock or equity interests; (b) any securities that are directly or indirectly convertible into, or exercisable or exchangeable for (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) any such shares, capital stock or equity interests (including any membership interest, partnership interest registered capital, joint venture or other ownership interest) (whether or not such derivative securities are issued by such Person)) or any depositary receipt in respect of any such securities; or (c) any option, warrant or other right to acquire any such shares, capital stock or equity interest securities (including any membership interest, partnership interest registered capital, joint venture or other ownership interest) (whether or not such derivative securities are issued by such Person) or depositary receipts referred to in paragraphs (a) and/or (b) above . Unless the context otherwise requires, any reference to “Equity Interests” refers to the Equity Interests of the Company.

“Existing Preference Share” means any Series A Share, any Series B Share, any Series C Share or any Series D Share.

“Existing Preferred Shareholders” means the holders of the Existing Preference Shares.

“Existing Shareholders Agreement” means the fourth amended and restated shareholders’ agreement dated May 10, 2017 entered into between Aurora Mobile Limited, the Investors, the Founder Parties, the Major Subsidiaries, the Angel Investor and HAKIM (each as defined therein), as may be amended and/or restated from time to time.

“Finance Documents” means (a) the Notes, (b) the Conditions and (c) any other document designated as a “Finance Document” by the Majority Investors and the Company.

“Governmental Authority” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute) of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means collectively the Company, UA Mobile, KK Mobile, WFOE, Opco and their respective Subsidiaries from time to time, and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Intellectual Property” means all letters patent, trademarks, service marks, designs, business names, utility models, inventions, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and any other intellectual property rights and interests situated in any country (which may now or in the future subsist) and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered) and the benefit of all applications and rights to use such assets of each Group Company (which may now or in the future subsist).

“Investors” means (a) GS, (b) Mandra and (c) any other Person who becomes a holder of Equity Interests of the Company in accordance with the terms of this Agreement and the Conditions and executes a Deed of Adherence, in each case for so long as such Person remains a holder of Equity Interests of the Company.

“IPO” means an underwritten registered public offering by the Company of Common Shares on any stock exchange.

“IPO Effectiveness Date” means the date upon which the Company closes its IPO.

“KK Mobile” means KK Mobile Investment Limited, a company duly organized and validly existing under the laws of Hong Kong with company number 1759301, whose registered office is at Room D, 10/F., Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong.

“Liquidation Event” has the meaning given to such term in the Charter Documents (but excluding any Drag Event).

“Majority Investors” means, at any time, any one or more Investors holding, in the aggregate, more than 50 per cent. of the then outstanding Equity Interests held by all Investors (calculated on an as converted basis).

“Mr Chen” means Chen Fei (陈菲), a Hong Kong resident who holds Hong Kong identification number #######(#) with the mailing address at Room 501, Block 7, Zhiheng Strategic Hi-tech Industrial Park, Guankou 2nd Road Nanshan District, Shenzhen （深圳市南山区南头关口二路智恒战略性新兴产业园 7 栋501）.

“Notes” means the US$35,000,000 zero coupon non-guaranteed and unsecured convertible notes due 2021 convertible into Conversion Shares.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Opco” means Shenzhen Hexun Huagu Information Technology Limited (深圳市和讯华谷信息技术有限公司) , a company duly organized and validly existing under the laws of the PRC whose registered office is at Room 501, Block 7, Zhiheng, Strategic Hi-tech Industrial Park, Guankou 2nd Road, Nanshan District, Shenzhen.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Pledgor” means any of Pledgor 1, Pledgor 2 or Pledgor 3.

“Pledgor 2” means Wang Xiaodao (王小导), a PRC national who resides at Room 30C, Ming Yue Garden, Yi Tian Road, Fu Tian District, Shenzhen, Guangdong, China and holds PRC resident identification number ##################.

“Pledgor 3” means Fang Jiawen (方家文), a PRC national who resides at No. 1, Ke Fa Road, Ke Ji Yuan, Nanshan District, Shenzhen, Guangdong, China and holds PRC resident identification number ##################.

“Protective Term” means any of the following provisions (a) sections 2.1, 2.6, 5, 6.1, 6.2, 6.3 and 8.6 of, and Exhibits C and E to, the Existing Shareholders Agreement, (b) articles 18, 69, 90 and 118 of, and Schedule A to, the Charter Documents, and (c) the corresponding definitions of any of the foregoing.

“QIPO” means an IPO on a Relevant Stock Exchange with a minimum pre-offering valuation of the Company of at least US$1,000,000,000.

“Redemption Notice” has the meaning given to such term in the Charter Documents.

“Regulatory Approval” means any approval, permission, authorization or consent of, or notification to or filing with, any Governmental Authority.

“Relative” of a natural person means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, step-sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin-in-law, uncle, aunt, nephew, niece of that natural person or their spouse, including adoptive relationships.

“Relevant Stock Exchange” means, at any time, in respect of the share capital of the Company, NASDAQ, New York Stock Exchange or any other internationally recognized stock exchange as agreed in writing by the Majority Investors.

“Requisite Percentage Holders” means the holders of 60% of the voting power of the outstanding Existing Preference Shares and Notes and/or Conversion Shares converted therefrom (voting together as a single class and on an as converted basis).

“Sanctions Laws” means all economic or financial sanctions laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by OFAC, and its “Specially Designated Nationals and Blocked Persons” lists), the PRC, Hong Kong, the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations, the United Kingdom or any other relevant sanctions Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Share” means any series A preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series B Share” means any series B preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series C Share” means any series C preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series D Share” means any series D preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Social Insurance” means any form of social insurance as required by applicable laws (including without limitation pension fund, medical insurance, unemployment insurance, work-related injury insurance, maternity insurance and housing fund).

“Shareholders” has the meaning given to it in the Subscription Agreement.

“Shares” means Common Shares (including Conversion Shares).

“Statute” means the Companies Law (2016 Revision) of the Cayman Islands.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of Equity Interests or voting power or is deemed a subsidiary of the specified Person under applicable law or IFRS.

“Subscription Agreement” means the subscription agreement entered into between, among others, the Investors and the Company on April 11, 2018.

“Tax” means any and all applicable tax or taxes (including any value added tax, sales tax, land use tax, deed tax, real estate tax, capital tax, individual income tax, enterprise income tax, or business tax, stamp or other duty (including any registration and transfer duties), levy, impost, charge, fee, deduction, penalty or withholding imposed, levied, collected or assessed) and includes any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same.

“Transaction Documents” means (a) this Agreement, (b) the Subscription Agreement, (c) the Charter Documents, (d) the Finance Documents, (e) the Control Documents, (f) any document designated as a “Transaction Document” by the Majority Investors and the Company and (g) any other document entered into pursuant to or in connection with the Subscription Agreement.

“UA Mobile” means UA Mobile Limited, a company duly incorporated and validly existing under the laws of the British Virgin Islands with company number 1714899, whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands VG1110.

“US” or “U.S.” means the United States of America.

“US$” means United States Dollars, the lawful currency of the US.

“Voting Rights” means the right generally to vote at a general meeting of shareholders of a Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“WFOE” means JPush Information Consultation (Shenzhen) Co. Ltd. (吉浦斯信息咨询 (深圳)有限公司), a company duly organised and validly existing under the laws of the PRC whose registered office is at Room 503, Block 7, Zhiheng, Strategic Hi-tech Industrial Park, Guankou 2nd Road, Nanshan District, Shenzhen.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section

“Agreement”	Preamble
“Approved Underwriter”	Paragraph 2(f), Schedule 2
“Arbitration Board”	Section 13.2(a)
“Business”	Section 2.1
“Company”	Preamble
“Company Party” “Company Underwriter”	Section 5.1 Paragraph 3(a), Schedule 2
“Confidential Information”	Section 9.1
“Demand Registration”	Paragraph 2(a), Schedule 2
“GS”	Preamble
“HKIAC Arbitration Rules”	Section 13.2(a)

Term	Section
“Holders’ Counsel”	Paragraph 6(a)(i), Schedule 2
“Incidental Registration”	Paragraph 3(a), Schedule 2
“Indemnified Party”	Paragraph 7(c), Schedule 2
“Indemnifying Party”	Paragraph 7(c), Schedule 2
“Initiating Holders”	Paragraph 2(a), Schedule 2
“Inspector(s)”	Paragraph 6(a)(vii), Schedule 2
“Mandra”	Preamble
“Meetings”	Section 4.1(a)
“Observer”	Section 4.1(a)
“Process Agent”	Section 13.4
“QIPO Target Date”	Section 7.1
“Registration Expenses”	Paragraph 6(d), Schedule 2
“Securities Filing”	Section 5.9
“S-3 Initiating Holders”	Paragraph 4(a), Schedule 2
“S-3 Registration”	Paragraph 4(a), Schedule 2
“Transfer”	Section 3.1
“Valid Business Reason”	Paragraph 2(a), Schedule 2

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment, and “lawful” shall be construed accordingly.

(f)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof”, “hereunder” and “hereto”, and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(g)	Share Calculations. In calculations of share numbers, (i) references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Interests convertible into or exercisable or exchangeable for Common Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged, (ii) references to a “non-diluted basis” mean that the calculation is to be made taking into account only Common Shares then in issue and (iii) references to an “as converted basis” mean that the calculation is to be made assuming that all Notes in issue have been converted into Common Shares. Any share number referred to in this Agreement shall be appropriately adjusted to take into account any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting the Common Shares after the date of this Agreement. Any reference to or calculation of shares in issue shall exclude treasury shares.

(h)	Officers. References to an “officer” or the “officers” of a Person shall include the legal representative of such Person.

(i)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(j)	Language. This Agreement is made in the English language.

SECTION 2

BUSINESS OF THE COMPANY AND OBLIGATIONS OF THE SHAREHOLDERS

2.1	Principal Business. The principal business of the Group shall be internet and big data related business (the “Business”).

2.2	Investor Rights. Without prejudice to the other Transaction Documents, the Parties agree that the rights of an Investor in the Company shall be regulated by this Agreement and, to the extent applicable, the Charter Documents. Each Investor agrees to be bound by and comply with the provisions of this Agreement which relate to it. In so far as an Investor remains a holder of the Notes, such Investor shall, in addition to its rights under this Agreement (and to the extent applicable) the Charter Documents, be entitled to all rights conferred on it under the Conditions.

2.3	Compliance by Group Companies. The Company shall ensure that each Group Company acts in a manner consistent with the terms of this Agreement and the other Transaction Documents.

2.4	Use of Proceeds. The proceeds of GS’ subscription and Mandra’s subscription for the Notes shall be used for general corporate purposes and up to fifty percent (50%) of such proceeds for the repurchase of outstanding shares in the Company.

SECTION 3

TRANSFER OF SHARES

3.1	Transfers to Affiliates. Any Investor shall be entitled to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Equity Interests or any right, title or interest therein or thereto (including pursuant to any derivative contract or other contractual or legal arrangement having the effect of transferring any or all of the economic benefits or other rights or benefits of ownership) (each, a “Transfer”) any Equity Interests held by it to any of its Affiliates at any time and from time to time without the prior written consent of the Company, provided that if such Affiliate ceases to be an Affiliate of such Investor, the Equity Interests shall be immediately transferred back to such Investor or another person who qualifies as an Affiliate of such Investor.

3.2	Transfers in Compliance with Law; Deed of Adherence. No Transfer of Equity Interests may be made by any Investor unless (a) the Company has approved in writing prior to such Transfer, (b) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form of Exhibit A and (c) the Transfer complies in all respects with applicable securities laws.

3.3	Company and Directors to Effect Transfers. If at any time any Investor seeks to Transfer any or all of its Equity Interests in the Company to another Person in a manner that does not violate any restriction in this Section 3, the Company shall use its reasonable efforts to cooperate with such transferring Investor in connection with any such proposed Transfer and shall take all necessary actions to effect such Transfer as the transferring Investor may reasonably request, including by causing any Directors on the Board to vote in favor of any required resolution or other actions necessary to effect such Transfer and to obtain all required Regulatory Approvals for any such Transfer.

3.4	Lock-up. At any time prior to an IPO, neither Luo Weidong nor KK Mobile BVI shall Transfer any Common Shares directly or indirectly owned by them without the prior written consent of the Majority Investors, except for Transfers to Luo Weidong’s spouse, parents or children, or to a trust or trusts for the exclusive benefit of Luo Weidong or the spouse, parents or children of Luo Weidong for bona fide tax planning, estate planning or similar purposes (collectively, the “Exempted Transfers”); provided that any transferee shall, as a condition to the completion of such Transfer, deliver to the Investors a duly executed adherence agreement pursuant to which such transferee shall agree to be bound by the terms of this Agreement as the relevant transferor (“Luo Weidong” or “KK Mobile BVI” (as applicable)); provided further that the relevant transferor (Luo Weidong or KK Mobile BVI (as applicable)) shall at all times remain liable for any breach of this Agreement by such transferee.

SECTION 4

CORPORATE GOVERNANCE

4.1	Observer.

(a)	Observer Right. For so long as GS holds 100% of the Equity Interests issued to it on the Completion Date, GS shall be entitled to appoint a representative as an observer to the Board (the “Observer”) and shall, upon written notice to the Company, have the right to remove the Observer and appoint a successor Observer in their discretion.

Any vacancy in the Observer, whether due to death, resignation, removal or some other cause, shall be filled by an appointment by GS upon written notice to the Company.

The Observer shall be entitled:

(i)	to attend all meetings (whether in person, conference telephone or other communications equipment) of the Board of the Company and, as applicable, any direct or indirect subsidiary or Affiliate of the Company, including all committees thereof (“Meetings”);

(ii)	to participate in discussions of all Meetings, in a non-voting observer capacity; and

(iii)	to receive all Meetings notice, minutes, agendas, board materials, information, resolutions, proposed actions by written consent, and other communications so distributed, concurrently with and in the same manner as distributed to the Directors or other voting members of the respective board.

(b)	Disclosure by the Observer. The Observer may pass any information received from any Group Company, or which relates to any Group Company and which otherwise comes into his or her possession (including Confidential Information and information received pursuant to Section 4.1(a)), to GS and its Affiliates.

(c)	Reimbursement; Indemnity. The Observer shall be entitled to reimbursement from the Company for all expenses related to his or her activities taken in accordance with this Agreement. The Company shall indemnify the Observer to the maximum extent permitted by applicable laws, other than those claims against the Observer to the extent that they are caused by his fraud, gross negligence or willful misconduct. The Company shall, as soon as practicable after the Completion Date, use commercially reasonable efforts to obtain, and thereafter maintain, a directors’ and officers’ liability insurance policy from a financially sound and reputable insurer with coverage limits customary for companies similarly situated to the Company for the Observer.

4.2	No Voting Rights. Each Investor shall have no voting rights with respect to the Notes. For the avoidance of doubt, the Conversion Shares will rank pari passu with, and carry the same rights in all respects (including voting rights) as, the other Common Shares and shall be entitled to all dividends and other distributions declared, paid or made thereon.

SECTION 5

COVENANTS

5.1	Amendment. Each of the Company, Luo Weidong and KK Mobile BVI (each, a “Company Party”) shall not amend, vary, supplement, supersede or terminate, or seek waiver in connection with, any Protective Term or agree to do any of the foregoing (“Amendment to Protective Terms”), provided that an Amendment to the Protective Terms shall only be permitted if (a) the prior written consent of the Requisite Percentage Holders in respect of such amendment has been obtained, (b) such amendment is not or could not reasonably be expected to be materially prejudicial to the interests of any Investor and (c) none of (i) the Existing Preferred Shareholders, (ii) the directors, officers and employees of such Existing Preferred Shareholders and (iii) the Affiliates of such persons specified in sub-paragraphs (c)(i) and (c)(ii), have received or derived (or will in the future receive or derive) any direct or indirect consideration in cash or any other type of benefit (economic or otherwise) in connection with any consent given by such Existing Preferred Shareholder to any request made by a Company Party for an Amendment to the Protective Terms.

5.2	Dissolution; liquidation; winding-up. Without the prior written consent of the Requisite Percentage Holders, the Company shall not, and the Company shall ensure that each Group Company will not, dissolve, liquidate, or conduct any reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or restructuring procedure in connection with any Liquidation Event or approve the liquidation, winding-up or dissolution of any Group Company or commence any liquidation, winding-up, administration or dissolution proceedings or other action related thereto.

5.3	Maintenance of Group Structure. To the maximum extent permitted by applicable laws, the Company shall, and shall ensure each Group Company will, maintain the corporate structure of the Group (including the Company’s control over Opco) and, the Company shall, and shall ensure each Group Company will, cause that (i) the shareholding structure of Opco will not be changed and (ii) the Control Documents between the WFOE and Opco (and its shareholders and the spouses of its shareholders) will not be amended, waived or terminated, in each case without the prior consent of the Requisite Percentage Holders.

5.4	Books and Records; Internal Controls. The Company shall, and shall ensure that each Group Company will, maintain its books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets national standards of good practice and is reasonably satisfactory to each Investor, to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles, consistently applied, and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (v) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

5.5	Information Rights.

(a)	The Company shall (and shall ensure that each Group Company will) deliver to each Investor who holds any outstanding Equity Interests the following information as soon as practicable but in any event no later than the dates or times set out below:

(i)	within twenty (20) days after the end of each month, the monthly operating report for such month;

(ii)	within thirty (30) days after the end of each quarter of , the unaudited consolidated quarterly financial statements for such quarter;

(iii)	within one hundred and twenty (120) days after the end of each fiscal year, the audited consolidated annual financial statements for such fiscal year, audited by the Auditors;

(iv)	within at least forty-five (45) days prior to the end of each fiscal year, an annual budget approved by each respective board of directors of each Group Company for the next fiscal year;

(v)	the details of any Change of Control, Liquidation Event, Redemption Notice or redemption of any Existing Preference Share, immediately upon becoming aware of any of them;

(vi)	any notice, statement or circular issued to the members or creditors (or any class of them) of the Company or any other Group Company generally in their capacity as such, at the same time as they are dispatched;

(vii)	the details of any litigation, arbitration or administrative proceedings which are current or pending (including any investigation or proposed investigation by any pensions or social insurance regulator (or other equivalent Governmental Authority administering or regulating pensions or social insurance)) against any Group Company which has or could reasonably be expected to have a Material Adverse Effect, promptly upon becoming aware of them; and

(viii)	the details of any breach or proposed amendment, waiver or termination of any of the Control Documents or any restructuring of any Group Company or any of its businesses (including (1) any proposed substitute mechanism to achieve the purpose of the consolidation of the financial statements of the Opco into those of the Company under the generally accepted accounting principles of the United States of America in the event that the Control Documents have become or will become invalid, illegal or unenforceable and (2) the acquisition or establishment by any Group Company or any of its shareholders and their respective Affiliates of an entity (or any interest therein) that owns, directly or indirectly, the business conducted by the Opco), promptly upon becoming aware of any of the foregoing.

(b)	The documents to be delivered pursuant to this Section 5.5 shall be prepared in English and in form reasonably satisfactory to the Investors. The Company shall (and the Company shall ensure that each Group Company will) ensure that each set of financial statements includes a balance sheet, income statement and cashflow statement in accordance with the Accounting Principles and each set of management reports includes a comparison of financial results with the corresponding quarterly and annual budgets.

5.6	Access to Information and Facilities. The Company shall, and shall ensure that each Group Company will, permit any Investor or any of its duly designated representatives at its own cost, during normal business hours on reasonable prior notice to visit and inspect the relevant Group Company, and to examine the facilities, books of account and records of the Group Company, and to discuss the businesses, operations and conditions of the Group Company with the employees, directors, officers, agents, consultants, accountants, legal counsel and investment bankers of such entities.

5.7	Intellectual Property Protection. The Company shall, and shall ensure that each Group Company will:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Company;

(b)	use reasonable endeavors to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Company to use such property; and

(e)	not discontinue the use of the Intellectual Property.

5.8	Cooperation in respect of Investigations. The Company shall keep each Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that such Investor will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with each Investor, its members and its respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by GS, making a public announcement of such matters).

5.9	Securities Filings. The Company shall (i) provide to each Investor, promptly after the filing thereof, copies of any registration statement, preliminary prospectus, final prospectus, application for listing or other document filed with any securities regulatory authority or securities exchange in any jurisdiction (each a “Securities Filing”) and (ii) prior to the completion of an IPO, provide each Investor with a draft of any proposed Securities Filing reasonably in advance of the due date of such Securities Filing, subject to compliance with applicable law.

5.10	Tax Covenant. The Company shall, and shall procure that each Group Company will, comply with applicable tax laws and comply with all record-keeping, reporting, and other requirements necessary for an Investor’s compliance with any applicable tax laws. The Company shall, and shall procure that each Group Company will, use its commercially reasonable effort to avoid adverse tax status (such as “PRC resident enterprise” for any Group Company organized outside the PRC under the PRC tax laws, or “controlled foreign corporation” or “passive foreign investment company” under the U.S. tax laws). The Company shall not change its classification as a corporation for US federal income tax purposes. The Company shall also provide each Investor with any information reasonably requested by such Investor to enable such Investor to comply with any applicable U.S. tax laws and to make the appropriate tax determination or election (including the determination of whether the Company is a “controlled foreign corporation” or “passive foreign investment company” under the U.S. tax laws).

5.11	Anti-Corruption and Anti-Bribery Policies and Procedures.

(a)	The Company shall not, and shall ensure that each Group Company and their respective Affiliates will not, permit any of its Subsidiaries or Affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official or any other Person, in each case, in violation of any Anti-Corruption Laws. The Company further covenants that it shall, and shall ensure that each Group Company and each of their respective Affiliates will, (a) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of any Anti-Corruption Laws or any other applicable anti-bribery or anti-corruption law, and (b) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws.

(b)	The Company shall (and the Company shall ensure that each Group Company will) implement and maintain an adequate anti-corruption compliance policy and training program which is to the reasonable satisfaction of each Investor.

5.12	Anti-Money Laundering. The Company shall (and the Company shall ensure each Group Company will) conduct its operations at all times in compliance with Anti-Money Laundering Laws.

5.13	No Sanctions.

(a)	The Company shall not (and the Company shall ensure each Group Company and their respective Affiliates will not) directly or indirectly use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any Person which is targeted by or subject to any Sanctions Laws.

(b)	The Company shall not (and the Company shall ensure each Group Company and their respective Affiliates will not) engage, directly or indirectly, in any other activities that would result in a violation of Sanctions Laws by any Person, including any Person participating in the transactions contemplated by this Agreement or in any of the other Transaction Documents.

5.14	Auditors and Accounting Policies. The Company shall not (and the Company shall ensure that each Group Company will not) (a) change its auditors other than to any of the approved Auditors or (b) materially change the accounting and financial policies employed by any Group Company, in each case, without the prior written consent of the Requisite Percentage Holders.

5.15	Change of Business. The Company shall not (and the Company shall ensure that each Group Company will not) make any substantial change to the general nature of the business of such person from that carried on by such person at the Completion Date, other than the ordinary course expansion and development of such business.

5.16	Compliance with Laws. The Company shall (and the Company shall ensure that each Group Company will) conduct its respective business as currently conducted or proposed to be conducted in compliance with all applicable Laws of each relevant jurisdiction on a continuing basis in all material respects. Without limiting the generality of the foregoing, (a) the Company shall (and the Company shall ensure that each Group Company will), (i) refrain from conducting any operations or other activities that is in conflict with or in violation of the applicable laws of the PRC without the requisite approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval necessary for its respective business and operations as now conducted issued by the competent Governmental Authority of the PRC; (ii) at all times comply with all applicable employment laws in material aspects in each applicable jurisdiction, including the applicable PRC laws pertaining to Social Insurances; (iii) comply with all applicable tax laws and all record-keeping, reporting, and other legal requirements necessary for such Group Company to comply with any applicable tax law or to allow the Investors to avail themselves of any applicable provision of tax laws, and, without prejudice to the other provisions in the Transaction Documents, the Company will also provide the Investors with any documentation or information reasonably requested in writing by the Investors to allow the Investors to comply with applicable tax laws; (iv) at all times comply with all applicable Intellectual Property laws in material aspects, and obtain and maintain any and all licenses and authorizations required under the applicable laws for all Intellectual Property that are used in the businesses of the Group Companies; and (v) at all times comply with all applicable PRC Laws pertaining to personal information and data protection in material aspects.

5.17	Non-Competition. Luo Weidong hereby undertakes to the Investors that commencing from the date of this Agreement until the expiry of twelve (12) months after the date he ceases to own directly or indirectly any Shares or work as an employee of any Group Company (the “Non-competition Period”), he will not, without the prior written consent of the Majority Investors, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person:

(a)	during the Non-competition Period, participate, assist, invest in, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company;

(b)	during the Non-competition Period, solicit in any manner any Person who is or has been during the Non-competition Period a customer or client of any Group Company for the purpose of offering to such Person any goods or services similar to or competing with any of the businesses conducted by any Group Company;

(c)	during the Non-competition Period, solicit or entice away, or endeavor to solicit or entice away, any employee or officer of any Group Company;

(d)	at any time disclose to any Person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies; or

(e)	solicit or entice away or attempt to solicit or entice away from any Group Company, any employee, consultant, supplier, customer, client, representative, or agent of such Group Company.

SECTION 6

RIGHTS AND OBLIGATIONS OF THE COMPANY IN RELATION

TO EACH OTHER GROUP COMPANY

6.1	Corporate Governance. For so long as GS holds 100% of the Equity Interests issued to it on the Completion Date, the Company shall take all steps required to ensure that GS shall be entitled to appoint an observer to attend all meetings of the board of directors of each Group Company; provided, that GS shall not be obligated to appoint any such observer. The right of appointment by GS shall also carry the right to remove or replace the observer so appointed. The Company shall cause the other matters with respect to observers of each of the other Group Companies, to the extent permitted by applicable laws, to be the same as those set forth in Section 4.1 with respect to the Company.

SECTION 7

LIQUIDITY PROTECTION

7.1	IPO. The Company shall use its commercially reasonable efforts to implement a QIPO as soon as possible, and in any event no later than the second anniversary of the Completion Date (the “QIPO Target Date”).

7.2	Sole Listing Vehicle. The Company shall be the sole listing vehicle of the Group and the Business.

7.3	Registration Rights. If the Company conducts an IPO on any securities exchange in the US, each Investor shall be entitled to the rights set out in Schedule 2 and, if so requested by any Investor, the Company shall, prior to the completion of such IPO, enter into a registration rights agreement with such Investor which shall include its rights set out in Schedule 2.

7.4	No Short Selling. For so long as any Note is outstanding, GS and/or its Affiliates, acting through the Asian Special Situations Group of the Securities Division of Goldman Sachs (Asia) LLC, shall not engage in short selling of the Company’s Common Shares upon the completion of an IPO. For so long as any Note is outstanding, Mandra and/or its Affiliates shall not engage in short selling of the Company’s Common Shares upon the completion of an IPO.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.1	General Representations and Warranties. The Company represents and warrants to each Investor, and each Investor severally represents and warrants to the Company that:

(a)	such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby, and, if such Party is not a natural person, such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)	the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)	assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

(d)	the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of any organizational or governance document of such Party, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made or otherwise explicitly required hereunder, (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement or instrument to which such Party is a party or by which such Party is bound or (iv) violate any applicable law.

8.2	Corporation Representation. The Company represents and warrants to each Investor at all times that the Company is treated as a corporation for US federal income tax purposes.

SECTION 9

CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

9.1	Confidentiality. Upon the execution of this Agreement, each Party shall, and shall cause any Person who is Controlled by such Party and who is in receipt of such information to, (1) keep confidential the terms, conditions, and existence of this Agreement, the other Transaction Documents and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Company and the Investors shall mutually agree otherwise, and (2) not use any Confidential Information in such manner that is detrimental to the other concerned Party; provided, that any Party hereto may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a Governmental Authority (including in response to oral questions, interrogatories or requests for information or documents) or any other Governmental Order; provided that such Party shall, where practicable and to the extent permitted by applicable laws, provide the other Parties with prompt written notice of that fact subject to any practicable arrangements to protect confidentiality and without compromising any privileges; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis, (c) in the case of each of the Investors, to its auditors, counsel, directors, officers, employees, fund managers, shareholders, partners (whether current or prospective, and including any business partners) or investors, representatives or advisors so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (d) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing substantial debt or equity financing (including any co-investors, financing sources, transferees, bankers and lenders) to such Party on a need-to know basis for the performance of its obligations in connection thereof so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and in no case will an Investor be liable for any breaches by any of its advisors or agents. For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 9.1, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party. Save as to disclosures required under applicable law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a Governmental Authority (including in response to oral questions, interrogatories or requests for information or documents) or any other Governmental Order, each Party shall not, and shall cause its Affiliate(s) not to, make any announcement regarding the consummation of the transaction contemplated by this Agreement, the other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the other Parties’ prior written consents.

9.2	Tax Exception. Notwithstanding anything herein to the contrary, each Investor (and any director, officer, employee, agent, consultant, and professional adviser of such Investor) may disclose to any and all such Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions described herein and all materials of any kind (including Tax opinions or other Tax analyses) that are provided to such Investor relating to such Tax treatment or Tax structure. However, any information relating to the US federal or state income tax treatment or Tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any Person to comply with applicable securities laws. “Tax structure” is limited to any facts relevant to the US federal or state income tax treatment of the transactions described herein but does not include information relating to the identity of the issuer of the relevant securities or the issuer of any assets underlying such securities, or any of their respective Affiliates that are offering such securities.

9.3	Promotion.

(a)	None of the Parties shall use the name of Goldman, Sachs & Co. LLC, GS or any of its Affiliates without obtaining in each instance the prior written consent of GS.

(b)	The Company agrees that it will not, and shall procure each other Group Company not to, without the prior written consent of GS, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co. LLC, GS or any of its Affiliates, or any partner or employee of Goldman, Sachs & Co. LLC, GS or any of its Affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC, GS or any of its Affiliates, nor (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC, GS or any of its Affiliates. The Company further agrees that it shall obtain written consent from the GS prior to the Company’s issuance of any public statement detailing GS’ subscription for Notes pursuant to this Agreement.

SECTION 10

TERM AND TERMINATION

10.1	Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until the earlier to occur of (a) in respect of any Investor, the date upon which such Investor or any of its Affiliates ceases to hold any Equity Interests and in respect of the Company, the date upon which none of the Investors nor any of their respective Affiliates continues to hold any Equity Interests and (b) any date agreed upon in writing by all of the Parties.

10.2	Lapse of Investor Rights. The provisions of Sections 2 to 8 (other than Sections 2.4, 4.2, 5.10, 5.17, 7.3, 7.4 and 8.2 and Schedule 2) shall lapse immediately prior to the completion of an IPO.

10.3	Consequences of Termination. If this Agreement is terminated in accordance with Section 10.1 (Effective Date; Termination), it shall become void and of no further force and effect, except that:

(a)	the provisions of this Section 10, Section 1 (Interpretation), Section 9 (Confidentiality and Restrictions on Publicity), Section 11 (Notices), Section 12.4 (No Partnership) and Section 13 (Governing Law and Dispute Resolution); shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination shall remain in force following such termination; and

(b)	any termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of any provision of this Agreement prior to such date.

SECTION 11

NOTICES

11.1	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number, with a copy to its e-mail address (if any) set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

11.2	Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

Company

Aurora Mobile Limited

Address: Room 501, Block 7, Zhiheng Strategic Hi-tech Industrial Park, Guankou 2nd Road Nanshan District, Shenzhen （深圳市南山区南头关口二路智恒战略性新兴产业园 7 栋501）

Facsimile No.: NA

Attention: CHEN Guangyan (陈光炎)

Luo Weidong and KK Mobile BVI

Address:

Facsimile No.:

Attention:

GS

Mercer Investments (Singapore) Pte. Ltd.

Address:

Facsimile No.:

Attention:

With a copy to:

Goldman Sachs (Asia) L.L.C.

Address:

Facsimile No.:

Attention:

Mandra

MANDRA IBASE LIMITED

Address:

Facsimile No.:

Attention:

SECTION 12

MISCELLANEOUS

12.1	Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the Charter Documents or the charter documents of any other Group Company, the provisions of this Agreement shall prevail, and accordingly the Company shall ensure that the Charter Documents or the charter documents of any other Group Company, as the case may be, are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

12.2	Assignment. This Agreement shall enure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of each of the Investors and the Company; provided that any rights of an Investor hereunder may be assigned to any Person to whom such Investor Transfers Equity Interests in compliance with the terms of this Agreement or any of the Affiliates of such Investor, and provided that such Person signs a Deed of Adherence substantially in the form attached hereto as Exhibit A. Any change of Control of any of the foregoing will be deemed to be an assignment of this Agreement.

12.3	Right Not to Take Action that Might Cause a Violation of Law. Notwithstanding any other provision of this Agreement, no Investor shall be obligated to take any action or omit to take any action under this Agreement that it believes, in good faith, would cause it to be in violation of any applicable law.

12.4	No Partnership. The Investors expressly do not intend hereby to form a partnership between themselves, either general or limited, under the partnership law of any jurisdiction. The Investors do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as noteholders or (upon the conversion of the Notes) as shareholders.

12.5	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

12.6	No Fiduciary Duty. The Parties acknowledge and agree that nothing in the Transaction Documents shall create a fiduciary duty of Goldman, Sachs & Co. LLC, GS or any of its Affiliate to the Company, Luo Weidong or the Shareholders.

12.7	Investment Banking Services. Notwithstanding anything to the contrary herein or in the other Transaction Documents or any actions or omissions by representatives of Goldman, Sachs & Co. LLC, GS or any of its Affiliates in whatever capacity, including as an Observer, it is understood that none of Goldman, Sachs & Co. LLC, GS nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

12.8	Exculpation among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to the other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the subscription of the Notes or the transactions contemplated herein or in any of the other Transaction Documents.

12.9	Waiver. No waiver of any provision of this Agreement, and no consent or approval of a Party, shall be effective unless set forth in a written instrument signed by the Party waiving such provision or granting such consent or approval. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.10	Entire Agreement. This Agreement, together with the other Transaction Documents and any other documents referred to herein or therein, constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.11	Severability; Provisions Modifiable.

(a)	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

(b)	If any restriction on any Party hereunder shall be adjudged to be void or unenforceable because it exceeds what is reasonable in all the circumstances for the protection of the interests of the Parties or any of them but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modifications as may be necessary to make it valid and effective.

12.12	Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives, to the extent permitted by law, any claim or defense therein that the other Party has an adequate remedy at law.

12.13	Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by telecopier or facsimile or in the form of a “PDF” file. Each such counterpart shall be deemed an original signature, and all of them taken together shall constitute one document.

SECTION 13

GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its conflicts of law principles.

13.2	Arbitration.

(a)	Any dispute or claim arising out of or in connection with or relating to this Agreement or any other Transaction Document, or the breach, termination or invalidity hereof or thereof (including the validity, scope and enforceability of this arbitration provision) (a “Dispute”), shall be finally resolved by arbitration in Hong Kong under the auspices of the Arbitration Center and in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Arbitration Rules”) in force when the Notice of Arbitration (as contemplated under the HKIAC Arbitration Rules) is submitted and as may be amended by the rest of this Section 13.2. For the purpose of such arbitration, there shall be three arbitrators (the “Arbitration Board”). The Investors shall select one arbitrator and the Company shall select one arbitrator. All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Arbitration Center shall select the third arbitrator. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Center.

(b)	The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 13.1. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)	In order to preserve its rights and remedies, any Party shall be entitled to seek any order for the preservation of property, including any interim injunctive relief, in accordance with applicable law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the Arbitration Board.

(d)	Without prejudice to Section 13.3, each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Section 11. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(e)	The Parties agree to facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available documents, books, records and personnel under their control in accordance with the HKIAC Arbitration Rules, (iii) conducting arbitration hearings to the greater extent possible on successive Business Days and (iv) using their best efforts to observe the time periods established by the HKIAC Arbitration Rules or by the Arbitration Board for the submission of evidence and briefs.

(f)	The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be allocated between each Party as the Arbitration Board deems equitable.

(g)	Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

13.3	Consolidation of Disputes. Where Disputes arise under this Agreement and under any of the other Transaction Documents which, in the reasonable opinion of the first arbitration panel to be appointed in any of the Disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitration panel shall have the power to order that the proceedings to resolve that Dispute shall be consolidated with those to resolve any of the other Disputes (whether or not proceedings to resolve those other Disputes have not yet been instituted), provided that no date for exchange of witness statements has been fixed. If the arbitration panel so orders, the parties to each Dispute which is a subject of such order shall be treated as having consented to that Dispute being finally decided:

(a)	by the arbitration panel that ordered the consolidation unless HKIAC decides that the arbitrator would not be suitable or impartial; and

(b)	in accordance with the procedure, at the seat specified in the arbitration clause in the Transaction Document under which the arbitration panel that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitration panel in the consolidated proceedings.

13.4	Service of Process. Without prejudice to any other mode of service allowed under any relevant law:

(a)	each of the Company, Luo Weidong and KK Mobile Limited irrevocably appoints KK Mobile Investment Limited, having its registered office at Room D, 10/F., Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong, as its agent for service of process in relation to suit or proceeding before the Hong Kong courts in connection with this Agreement or any other Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by the Company, Luo Weidong or KK Mobile Limited (as applicable);

(b)	GS irrevocably appoints Goldman Sachs (Asia) L.L.C. located at 68/F, Cheung Kong Center, 2 Queen’s Road Central, Central, Hong Kong, as its agent for service of process in relation to suit or proceeding before the Hong Kong courts in connection with this Agreement or any other Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by GS;

(c)	Mandra irrevocably appoints Mandra Capital Limited, having its registered office at 10/F., Fung House, 19-20 Connaught Road Central, Hong Kong, as its agent for service of process in relation to suit or proceeding before the Hong Kong courts in connection with this Agreement or any other Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by Mandra,

(each such appointed agent, a “Process Agent”). Each of the Parties expressly agrees and consents to the provisions of this Section 14.4. Each Party hereby irrevocably authorizes and directs its Process Agent to accept such service on its behalf. Each Party further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of its Process Agent in full force and effect so long as it has any outstanding obligations under this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AURORA MOBILE LIMITED

By:	/s/ LUO Weidong
Name: LUO Weidong
Title: Authorized Signatory

LUO WEI DONG (罗伟东)

By:	/s/ LUO Weidong

KK MOBILE LIMITED

By:	/s/ LUO Weidong
Name: LUO Weidong
Title: Authorized Signatory

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MERCER INVESTMENTS (SINGAPORE) PTE. LTD.

By:	/s/ Lo Swee Oi
Name: Lo Swee Oi
Title: Director

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANDRA IBASE LIMITED

By:	/s/ Song Yi ZHANG
Name: Song Yi ZHANG
Title: Director

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE 1

PARTICULARS OF COMPANY

Particulars of Company

1.	Aurora Mobile Limited

a.	Registered Office:	Harneys Fiduciary (Cayman) Limited, P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1002, Cayman Islands

b.	Address for Notices:	Room 501, Block 7, Zhiheng Strategic Hi-tech Industrial Park, Guankou 2nd Road Nanshan District, Shenzhen （深圳市南山区南头关口二路智恒战略性新兴产业园 7 栋501）

SCHEDULE 2

REGISTRATION RIGHTS

1.	General.

(a)	Definitions. The following terms used herein shall have the meanings ascribed to the below:

(i)	“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

(ii)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(iii)	“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

(iv)	“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

(v)	“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their transferees that become parties to this Agreement from time to time.

(vi)	“Initiating Holders” means, with respect to a request duly made under Paragraph 2(a) or Paragraph 2(b) of this Schedule 2 to Register any Registrable Securities, the Holders initiating such request.

(vii)	“Registrable Securities” means (A) the Common Shares issued or issuable upon conversion of the Notes, (B) any Common Shares owned or hereafter acquired by any Investor and (C) any Common Shares issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (A) and (B) herein.

(viii)	“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

(ix)	“Registration Statement” means a registration statement prepared on Form F-3 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act) , or on any comparable form in connection with registration in a jurisdiction other than the United States.

(x)	“Securities Act” means the United States Securities Act of 1933, as amended.

(xi)	“Violation” has the meaning set forth in Paragraph 5(a)(i) hereof.

Except where the context requires otherwise, capitalized terms used herein without definition shall have the meanings set forth in Section 1.1 of this Agreement.

(b)	Grant of Rights. The Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Schedule 2.

2.	Demand Registration.

(a)	Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the date that is twelve (12) months after the IPO Effectiveness Date, Holder(s) holding at least 50% or more of the issued and outstanding Notes (or Conversion Shares issued upon the conversion of the Notes) may request in writing that the Company effect a Registration for at least 20% of their Registrable Securities (or any lesser percentage if the anticipated gross receipts from the offering exceed US$5,000,000) on any internationally recognized exchange that is reasonably acceptable to such requesting Holder(s). Upon receipt of such a request, the Company shall (x) within two (2) days of the receipt of such written request give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the receipt of such written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall not be obligated to effect more than two (2) Registrations pursuant to this Paragraph 2(a) that have been declared and ordered effective; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Paragraph 2(a) is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Paragraph 2(a).

(b)	Registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction within sixty (60) days of the receipt of such request. The Holders shall be entitled to an unlimited number of registrations on Form F-3 or Form S-3 so long as such registration offerings are in excess of US$500,000; provided that, the Company shall be obligated to effect no more than two (2) Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Paragraph 2(b); provided further that, if the sale of all of the Registrable Securities sought to be included pursuant to this Paragraph 2(b) is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Paragraph 2(b).

(c)	Right of Deferral.

(i)	The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Paragraph 2 of this Schedule 2:

(1) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Paragraph 2(a) or Paragraph 2(b) of this Schedule 2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Common Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its best efforts to cause that Registration Statement to become effective within sixty (60) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration subject to Paragraph 3 of Schedule 2 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan);

(2) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Common Shares of the Company; provided, that the Holders are entitled to join such Registration subject to Paragraph 3 of Schedule 2 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan); or

(3) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction.

(ii)	If, after receiving a request from Holders pursuant to Paragraph 2(a) or Paragraph 2(b) of this Schedule 2, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right and/or the deferral right contained in this clause (ii) for more than ninety (90) days on any one occasion (except for Registration on Form F-3 or Form S-3, which shall be sixty (60) days) or for more than once during any twelve (12) month period; provided, further, that the Company may not Register any other of its securities during such period (except for Registrations contemplated by Paragraph 3(d) of this Schedule 2).

(d)	Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Paragraph 2(a) or Paragraph 2(b) of this Schedule 2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as part of the request, and the Company shall include such information in the written notice to the other Holders described in Paragraph 2(a) or Paragraph 2(b) of this Schedule 2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority-in-interest of the Initiating Holders and such Holder, taken together) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of a majority of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Paragraph 2(a) or Paragraph 2(b) of this Schedule 2, the underwriters may (i) in the event the offering is the first IPO, exclude from the underwritten offering all of the Registrable Securities (so long as the only securities included in such offering are those sold for the account of the Company), or (ii) otherwise exclude up to 75% of the Registrable Securities requested to be Registered but only after first excluding all other Equity Interests from the Registration and underwritten offering and so long as the number of Registrable Securities to be included in the Registration is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.	“Piggy-Back” Registration.

(a)	Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Interests, or for the account of any holder (other than a Holder) of Equity Interests any of such holder’s Equity Interests, in connection with the public offering of such securities (except as set forth in Paragraph 3(d) of this Schedule 2), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein. The Holders shall be entitled to an unlimited number of Registrations pursuant to this Paragraph 3(a). For avoidance of any doubt, without prior consent of the Holder(s) holding at least 50% or more of the issued and outstanding Notes (or Conversion Shares issued upon the conversion of the Notes), any holder of Equity Interests shall not be entitled to any “Piggy-Back” Registration right more favorable to the Holders.

(b)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Paragraph 3(a) of this Schedule 2 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Paragraph 4(c) of this Schedule 2.

(c)	Underwriting Requirements.

(i)	In connection with any offering involving an underwriting of the Equity Interests, the Company shall not be required to Register the Registrable Securities of a Holder under this Paragraph 3 of this Schedule 2 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Paragraph 3 of this Schedule 2 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the first IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those sold for the account of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to seventy five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Interests (except for securities sold for the account of the Company) from the Registration and underwriting and so long as the number of Registrable Securities to be included in such Registration is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii)	If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Paragraph 2(a) or Paragraph 2(b) of this Schedule 2 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless such withdrawal is due to an action or inaction of the Company or an event outside of the reasonable control of such Holders.

(d)	Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Paragraph 3 of this Schedule 2 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable).

4.	Registration Procedures.

(a)	Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i)	Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred twenty (120) days or, if earlier, until the distribution thereunder has been completed; provided, however, that (a) such one hundred twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration, and (b) in the case of any Registration of Registrable Securities on Form F-3 or Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable rules promulgated by the Securities and Exchange Commission, such one hundred twenty (120) day period shall be extended, if necessary, to keep the Registration Statement or such comparable form, as the case may be, effective until all such Registrable Securities are sold;

(ii)	Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of applicable securities laws with respect to the disposition of all securities covered by the Registration Statement;

(iii)	Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by applicable securities laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)	Use its best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(v)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi)	Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under applicable securities laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(vii)	Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(viii)	Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix)	Not, without the prior consent of the holders of at least a majority of voting power of the then outstanding Registrable Securities, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Securities Act;

(x)	Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(xi)	Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with an IPO, the primary exchange on which the Company’s securities will be traded.

(b)	Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

(c)	Expenses of Registration. All expenses, other than the underwriting discounts, selling commissions or separate legal fee applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a majority-in-interest of the Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration). In addition, the Company shall not be required to pay for expense for any special audit conducted for the purpose of such Registration in excess of US$25,000 (in which case, all participating Holders shall bear such excess special audit expense pro rata based upon the number of Registrable Securities to be Registered in such Registration).

5.	Registration-Related Indemnification.

(a)	Company Indemnity.

(i)	To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of applicable securities laws, or any rule or regulation promulgated under applicable securities laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)	The indemnity agreement contained in this Paragraph 5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished in a certificate expressly for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter. Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or other aforementioned person, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability

(b)	Holder Indemnity.

(i)	To the maximum extent permitted by law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under applicable securities laws, or any rule or regulation promulgated under applicable securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder in a certificate expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Paragraph 5(b), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Paragraph 5(b) shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

(ii)	The indemnity contained in this Paragraph 5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

(c)	Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Paragraph 5(a) or Paragraph 5(b) of this Schedule 2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Paragraph 5(a) or Paragraph 5(b) of this Schedule 2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Paragraph 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Paragraph 5.

(d)	Contribution. If any indemnification provided for in Paragraph 5(a) or Paragraph 5(b) of this Schedule 2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder’s liability under this Paragraph 5(d), when combined with such Holder’s liability under Paragraph 5(b) of this Schedule 2, shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

(e)	Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)	Survival. The obligations of the Company and Holders under this Paragraph 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.	Additional Registration-Related Undertakings.

(a)	Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any applicable securities laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under applicable securities laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)	file with the Commission in a timely manner all reports and other documents required of the Company under all applicable securities laws; and

(iii)	at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all applicable securities laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under applicable securities laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under applicable securities laws of any jurisdiction where the Company’s Securities are listed).

(b)	Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of holders of the Requisite Percentage of the then outstanding Registrable Securities held by all Holders, enter into any agreement with any holder or prospective holder of any Equity Interests that would allow such holder or prospective holder (i) to include such Equity Interests in any Registration filed under Paragraph 2 or Paragraph 3 of this Schedule 2, unless under the terms of such agreement such holder or prospective holder may include such Equity Interests in any such Registration only to the extent that the inclusion of such Equity Interests will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Interests, or (iii) cause the Company to include such Equity Interests in any Registration filed under Paragraph 2 or Paragraph 3 of this Schedule 2 on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

(c)	“Market Stand-Off” Agreement. Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the first IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Interests (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Interests, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Interests or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of at least 1% of the outstanding share capital of the Company must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Paragraph 6(c), (y) this Paragraph 6(c) shall not apply to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit such holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the first IPO are intended third party beneficiaries of this Paragraph 6(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(d)	Termination of Registration Rights. The registration rights set forth in Paragraph 2 and Paragraph 3 of this Schedule 2 shall terminate on the earlier of (i) the date that is five (5) years after the date of closing of an IPO and (ii) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

(e)	Exercise of Notes. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, have not been exercised, converted or exchanged, as applicable, for Common Shares.

7.	Jurisdiction. The terms of this Schedule 2 are drafted primarily in contemplation of an offering of securities in the United States of America. The Parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American depositary receipts or American depositary shares. Accordingly:

(a)	It is their intention that, whenever this Schedule 2 or any other provision of this Agreement refers to a law, form, process or institution of the United States of America but the Parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, such references to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and.

(b)	It is agreed that the Company will not undertake any listing of American depositary receipts, American depositary shares or any other security derivative of the Company’s Common Shares unless arrangements have been made reasonably satisfactory to a majority-in-interest of the Holders to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Common Shares in lieu of such derivative securities.

8.	Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Schedule 2 may be assigned (but only with all related obligations) by (i) a Holder that is a partnership, to any partner, retired partner or affiliated fund of such Holder, (ii) a Holder that is a limited liability company, to any member or former member of such Holder, (iii) a Holder who is an individual, to such Holder’s family member or trust for the benefit of such Holder or such Holder’s family member, (iv) a Holder that is a corporation to its shareholders in accordance with their interests in the corporation, (v) a Holder that is to transfer all the Equity Interests it holds in the Company, or (vi) to any other Person acquiring at least 100,000 shares ( as appropriately adjusted for any share split, dividend, combination or other recapitalization or like transactions) of Registrable Securities; provided (in all cases) (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignments shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

EXHIBIT A

FORM OF DEED OF ADHERENCE

DEED OF ADHERENCE made on the [●] day of, [●]

BETWEEN:

(1)	AURORA MOBILE LIMITED, an exempted company incorporated and existing under the laws of the Cayman Islands with its registered office at [●] (the “Company”);

(2)	[NAME OF NEW INVESTOR], a company incorporated and existing under the laws of [jurisdiction of incorporation] with its registered office at [●] (the “New Investor”).

RECITALS:

(A)	On 17th day of April, 2018, the Company, GS and Mandra entered into a Investors’ Rights Agreement (the “Investors’ Rights Agreement”) to which a form of this Deed is attached as Exhibit A.

(B)	The New Investor wishes to [have transferred to him/her/it] [●] [[Equity Interests] of the Company (the “Equity Interests”)] from [●] (the “Transferor”) and in accordance with Section 3.3 of the Investors’ Rights Agreement has agreed to enter into this Deed.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation. In this Deed, except as the context may otherwise require, all words and expressions defined in the Investors’ Rights Agreement shall have the same meanings when used herein.

2.	Covenant. The New Investor hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the Investors’ Rights Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of [an Investor holding the same class of Equity Interests]/[the Transferor] imposed pursuant to the provisions of the Investors’ Rights Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Investor had been an original party to the Investors’ Rights Agreement since the date thereof.

3.	Enforceability. Each existing Investor and the Company shall be entitled to enforce the Investors’ Rights Agreement against the New Investor, and the New Investor shall be entitled to all rights and benefits of the Transferor (other than those that are non-assignable) under the Investors’ Rights Agreement in each case as if the New Investor had been an original party to the Investors’ Rights Agreement since the date thereof.

4.	Governing Law. THIS DEED OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG.

IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.

[NAME OF COMPANY]

SIGNED SEALED AND DELIVERED	)
as a DEED in the name of [Company]	)
by its duly authorized representative [●]	)
in the presence of:	)

[NAME OF NEW INVESTOR]

SIGNED SEALED AND DELIVERED	)
as a DEED in the name of	)
[New Investor]	)
by its duly authorized representative [●]	)
in the presence of:	)